Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 13 Month Autocallable Contingent Coupon Securities Linked to the Worst of XLE and XOP Preliminary Terms This summary of terms is not complete and should be read with the preliminary pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: The Energy Select Sector SPDR ® Fund (ticker: “XLE”) and the SPDR ® S&P ® Oil & Gas Exploration & Contingent coupon: At least 9.63% per annum*, paid monthly only if the closing value of the worst performer is greater than Autocall dates: Monthly on valuation dates beginning after six months CUSIP / ISIN: 17291QL28 / US17291QL280 Initial underlying value: For each underlying, its closing value on the pricing date Final underlying value: For each underlying, its closing value on the final valuation date Underlying return: For each underlying on any valuation date, (i) its current closing value minus initial underlying value, divided by (ii) its initial underlying value Worst performer: On any valuation date, the underlying with the lowest underlying return Citigroup Inc. Stated principal amount: $1,000 per security Preliminary pricing Preliminary Pricing Supplement dated September 12, 2023 supplement: * The actual contingent coupon rate will be determined on the pricing date. ** The hypotheticals assume that the contingent coupon will be set at the lowest value indicated in this offering summary. *** Assumes the interim valuation date is also an autocall date. Hypothetical Interim Payment per Security ** Hypothetical Worst Underlying Return on Interim Valuation Date Hypothetical Payment for Interim Valuation Date Hypothetical R e d e mptio n *** Production ETF (ticker: “XOP”) Pricing date: September 29, 2023 0 . 0 0% $1,008.025 Redeemed Valuation dates: Monthly Maturity date: November 1, 2024 - 0 . 0 1% $8.025 Securities not redeemed 1 0 0 .0 0% 50.00% 25.00% $1,008.025 $1,008.025 $1,008.025 Re d e e me d Re d e e me d Re d e e me d or equal to its coupon barrier value on the related valuation date. You are not assured of receiving any contingent coupon. - 35.01% $0 .00 Securities not redeemed Coupon barrier value: For each underlying, 65.00% of its initial underlying value Final barrier value: For each underlying, 65.00% of its initial underlying value - 50.00% $0 .00 Securities not redeemed Automatic early redemption: If on any autocall date the closing value of the worst performer is greater than or equal to its initial - 75.00% $0.00 Securities not redeemed underlying value, the securities will be automatically called for an amount equal to the principal plus the related contingent coupon - 100.00% $0 .00 Securities not redeemed Payment at maturity (if not • If the final underlying value of the worst performer is greater than or equal to its final autocalled): barrier value: $1,000 Hypothetical Worst Underlying on Final Valuation Date Return • If the final underlying value of the worst performer is less than its final barrier value: 1 0 0 .0 0% $1,000 + ($1,000 п the underlying return of the worst performer on the final valuation date) 50 .0 0 % If the securities are not automatically redeemed prior to maturity and the final underlying value of the 25 .0 0 % worst performer on the final valuation date is less than its final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity, and you will 0 . 0 0% not receive any contingent coupon payment at maturity. - 35 .0 0 % All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and - 35.01% $649.90 - 35 .0 0% $8 .025 Securities not redeemed Hypothetical Payment at Maturity per Security Assumes the securities have not been automatically redeemed prior to maturity and does not include the final contingent coupon payment, if any. - 50.00% - 75.00% - 100.00% $ 5 00 . 00 $ 2 50 . 00 $0.00

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performer on the final valuation date. If the final underlying value of the worst performer on the final valuation date is less than its final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the worst performer on the final valuation date has declined from its initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • You will not receive any contingent coupon following any valuation date on which the closing value of the worst performer on that valuation date is less than its coupon barrier value. • The securities are subject to heightened risk because they have multiple underlyings. • The return on the securities depends solely on the performance of the worst performer. As a result, the securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. • You will be subject to risks relating to the relationship between the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive contingent coupons if the worst performer performs in a way that would otherwise be favorable. • The securities offer downside exposure, but no upside exposure, to the underlyings. • The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation dates . • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc . and Citigroup Inc . If Citigroup Global Markets Holdings Inc . defaults on its obligations under the securities and Citigroup Inc . defaults on its guarantee obligations, you may not receive anything owed to you under the securities . • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity . • The estimated value of the securities on the pricing date will be less than the issue price . For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement . • The value of the securities prior to maturity will fluctuate based on many unpredictable factors . • The Energy Select Sector SPDR ® Fund is subject to concentrated risks associated with the energy sector. • The SPDR ® S&P ® Oil & Gas Exploration & Production ETF is subject to concentrated risks associated with the oil and gas exploration and production industry. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 Th e above summary of selected risk s d oe s not describe all of the risk s associated wit h an investment in the securities. You sh o u ld rea d the acc ompanyin g preliminary pricing supplem e n t and pr o duct su p p lement fo r a m or e co m p le t e de s cr i pt i o n o f r i sk s re la t i n g t o t h e secur i t i es. This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.